October 21, 2024

Wajid Ali
Chief Financial Officer
Lumentum Holdings Inc.
1001 Ridder Park Drive
San Jose, CA 95131

       Re: Lumentum Holdings Inc.
           Form 10-K for Fiscal Year Ended June 29, 2024
           Form 10-K for Fiscal Year Ended July 1, 2023
           File No. 1-36861
Dear Wajid Ali:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing